Exhibit 10.3
SECOND AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT
     This SECOND AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT (the “Agreement”), is made as of August 5, 2011 (the “Effective Date”) by and between Anthera Pharmaceuticals, Inc. (the “Company”) and Georgina Kilfoil (the “Executive”).
     WHEREAS, the Company and the Executive entered into the Amended and Restated Change in Control Agreement, dated as of July 7, 2010 (the “Prior Agreement”); and
     WHEREAS, the Company and the Executive desire to amend and restate, in its entirety, the Prior Agreement, effective as of the Effective Date and in accordance with the terms hereof;
     NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby amend and restate, in its entirety, the Prior Agreement, effective as of the Effective Date, and agree as follows:
     1. “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:
          (a) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction;
          (i) for purposes of this Agreement, “Exchange Act Person” means any natural person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended), except that “Exchange Act Person” shall not include (A) the Company or any subsidiary of the Company, (B) any employee benefit plan of the Company or any subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) an entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company.
          (b) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company if, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction;

          (c) there is consummated a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportion as their ownership of the Company immediately prior to such sale, lease, license or other disposition.
     The term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.
     Notwithstanding the foregoing, a transaction shall not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation; (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction; (iii) it constitutes the Company’s initial public offering of its securities; or (iv) it is a transaction effected primarily for the purpose of financing the Company with cash (as determined by the Board in its discretion).
     2. Termination Following Change in Control.
          (a) If the Executive’s employment with the Company is terminated by the Company for any reason other than for Cause or if there is a Constructive Termination, in each case, on the effective date of a Change in Control or within twelve (12) months thereafter, and if the Executive provides the Company with a signed general release of all claims against the Company and its affiliates in a form reasonably acceptable to the Company (the “Release”) within the 21-day period following the date of termination of employment and the seven-day revocation period for the Release has expired, then the Company shall provide the Executive with the following benefits:
          (i) Continuation of the Executive’s base salary for a period of twelve (12) months following the Executive’s termination of employment, at the rate in effect immediately prior to the Executive’s termination of employment (or, if higher, the rate in effect immediately prior to the Change in Control), payable in accordance with standard payroll procedures commencing on the first payroll date that occurs 30 days after the date of termination of employment (except as otherwise provided in Section 2(d) below), less applicable withholdings; provided that, solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each installment payment is considered a separate payment;
          (ii) With regard to the Executive’s outstanding options, twelve (12) months vesting of the unvested shares to purchase the Company’s common stock and the immediate lapsing of any vesting restrictions on any Company restricted stock awards that the Executive holds as of the date of such termination of employment (the acceleration of vesting of stock options and restricted stock described in this section shall be effective as of the date of the Executive’s termination of employment); and

          (iii) the Company shall pay the group health, dental and vision plan continuation coverage premiums for the Executive and, if applicable, the Executive’s covered dependents under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, for twelve (12) months from the date of the Executive’s termination of employment, or if earlier, until the date upon which the Executive commences employment with another employer.
          (b) For purposes of this Agreement, “Cause” shall mean (i) gross negligence or willful misconduct by the Executive in the performance of the Executive’s duties to the Company that is not cured within thirty (30) days of written notice thereof, where such gross negligence or willful misconduct has resulted or is likely to result in substantial and material damage to the Company or its subsidiaries; (ii) the Executive’s repeated unexplained or unjustified absence from the Company; (iii) a material and willful violation by the Executive of any federal or state law; (iv) commission by the Executive of any act of fraud with respect to the Company; or (v) the Executive’s commission of an act of moral turpitude or conviction of or entry of a plea of nolo contendere to a felony.
          (c) For purposes of this Agreement, “Constructive Termination” shall mean the Executive’s resignation within 180 days of the occurrence of any one or more of the following events without the Executive’s prior written consent, provided that the Executive has provided written notice to the Company within ninety (90) days of the first occurrence of the event and such event remains uncured by the Company thirty (30) days after the Executive’s delivery to the Company of written notice thereof:
          (i) a material diminution in the Executive’s duties, responsibilities or authority;
          (ii) a material diminution of the Executive’s base compensation (other than in connection with a general decrease in base salaries for most similarly situated employees of the Company or a successor corporation); or
          (iii) a material change in the geographic location at which the Executive provides services to the Company.
     3. Section 409A.
          (a) Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.
          (b) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).
          (c) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
     4. Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by the Executive and the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to the Executive hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee or other designee or, if there is no such designee, to the Executive’s estate.
     5. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, arrangements and understandings of the parties hereto with respect to the subject matter contained herein, including, without limitation, any prior change in control agreements.
     6. Prior Agreement. This Agreement amends and restates the Prior Agreement in its entirety. The Prior Agreement is terminated and of no further force or effect.
     7. At-Will Employment. Nothing contained in this Agreement shall (a) confer upon the Executive any right to continue in the employ of the Company, (b) constitute any contract or agreement of employment, or (c) interfere in any way with the at-will nature of the Executive’s employment with the Company.
     8. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to its conflicts of law principles. The section headings contained in this Agreement are for convenience only, and shall not affect the interpretation of this Agreement. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by a duly authorized representative of the Company and by the Executive, as of the Effective Date.

Sincerely, Anthera Pharmaceuticals, Inc.
By:	/s/ Christopher P. Lowe
	Name:	Christopher P. Lowe
	Title:	Chief Business Officer and Chief Financial Officer

Executive
/s/ Georgina Kilfoil
Georgina Kilfoil